EXHIBIT 3-8

                              ARTICLES OF AMENDMENT


                                  EUROGAS, INC.

             DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
                  1999 SERIES C 6% CONVERTIBLE PREFERRED STOCK



                     Pursuant to the provisions of the Utah
                     Revised Business Corporation Act, section
                     16-10a-602, of the laws of the State of
                     Utah, the undersigned corporation hereby adopts the following Designation of Rights, Privileges, and Preferences of 1999 Series C 6% Convertible Preferred Stock (the "Designation"):

                     FIRST:      The name of the Corporation is
                     EuroGas, Inc.

                     SECOND:    The following resolution
                     establishing a series of preferred stock designated as the "1999 Series C 6% Convertible Preferred Stock" was duly adopted by the Board of Directors of the Corporation on October 23, 1999 without shareholder action. Shareholder action was not required by the Articles of Incorporation of the Corporation or the corporation laws of the State of Utah.

         RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "1999 Series C 6% Convertible Preferred Stock" consisting of 1,800 shares, par value $0.001, with the following powers, preferences, rights, qualifications, limitations, and restrictions:

         1.   Liquidation.

               1.1 Subject to the preferential rights of the holders of any issued and outstanding shares of preferred stock previously or subsequently issued under the provisions of an appropriate designation or amendment to the articles of incorporation of the Corporation effective prior to the date of this Designation, in the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 1999 Series C 6% Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount of cash equal to One Thousand Dollars ($1,000) per share (the "Liquidation Preference") plus all unpaid dividends, whether or not previously declared, accrued thereon to the date of final distribution, subject to the priority distribution required respecting any issued and outstanding shares of any series of preferred stock authorized prior to the date hereof. No distribution shall be made on any common stock or other subsequently authorized series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any 1999 Series C 6% Convertible Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 1.1.

               1.2 If on a liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of 1999 Series C 6% Convertible Preferred Stock shall be insufficient to pay the holders of outstanding 1999 Series C 6% Convertible Preferred Stock the full amounts to which they otherwise would be entitled under subsection 1.1, the assets of the Corporation available for distribution to holders of 1999 Series C 6% Convertible Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of 1999 Series C 6% Convertible Preferred Stock held by each such holder.

         2. Voting Rights. The 1999 Series C 6% Convertible Preferred Stock shall not have voting rights, except to the extent that the consent of the holders of the 1999 Series C 6% Convertible Preferred Stock is specifically required by the provisions of the corporation laws of the State of Utah, as now existing or as hereafter amended.

         3.   Dividends.

               3.1 The Corporation shall pay dividends to the holders of the 1999 Series C 6% Convertible Preferred Stock at the times and in the amounts provided for in this section 3.

               3.2 The Corporation shall pay to the holders of the 1999 Series C 6% Convertible Preferred Stock, out of the assets of the Corporation available therefor under the applicable laws, dividends in the amount of six percent (6%) of the Liquidation Preference per annum, pro rated to the Conversion
               Date (as hereinafter defined).   Such dividends shall be due
               and payable when declared by the board of directors of the Corporation or, if not declared and paid earlier, within seven (7) days of the Conversion Date. The 1999 Series C 6% Convertible Preferred Stock shall not be entitled to participate in other dividends declared by the Corporation, and holders thereof shall not be entitled to receive any dividends thereon other than the dividends referred to in this section 3.

               3.3 No dividend or other distribution shall be declared or paid or set apart for payment on any stock ranking, as to dividends or liquidation, junior to the 1999 Series C 6% Convertible Preferred Stock, including, without limitation, the shares of the Corporation's common stock, par value $0.001 (the "Common Stock"), for any period unless the holders of the 1999 Series C 6% Convertible Preferred Stock shall have then been or are contemporaneously paid (or declared and a sum sufficient for the payment thereof set apart for such payment) all dividends for all dividend payment periods terminating on or prior to the date of payment of the distribution on such junior stock. If the Corporation is in default with respect to any dividends payable on, or any obligation to redeem shares of, the 1999 Series C 6% Convertible Preferred Stock, the Corporation shall not declare or pay (or set apart a sum for such payment) any dividends or make any distribution in cash or other property on, or redeem, purchase, or otherwise acquire, any other class or series of stock ranking junior to the 1999 Series C 6% Convertible Preferred Stock, either as to dividends or upon liquidation. Except as set forth in this section 3, the 1999 Series C 6% Convertible Preferred Stock shall not have any preferences as to dividends.

               3.4 Any payment of dividends due under this section 3 with respect to any shares of 1999 Series C 6% Convertible Preferred Stock may, at the Corporation's discretion, be made by means of delivery of shares of Common Stock. The number of shares of Common Stock to be delivered as payment of accrued dividends shall be a number of shares of Common Stock such that the product of the "Market Price" (as defined in section 4.2 below) of such shares multiplied by the number of shares share equals the amount of the accrued but unpaid dividend.

               3.5 Registration of the transfer of any shares of 1999 Series C 6% Convertible Preferred Stock on the stock records maintained by or for the Corporation shall constitute a transfer of any right which the transferor may have had to receive any accrued but unpaid dividends as of the date of transfer, whether declared or undeclared, and the Corporation shall have no further obligation to the transferor with respect to such accrued and unpaid dividends. Any shares of 1999 Series C 6% Convertible Preferred Stock represented by a new certificate issued to a new holder shall continue to accrue dividends as provided in this section 3.

         4.   Conversion.

               4.1 Each share of 1999 Series C 6% Convertible Preferred Stock is convertible into shares of Common Stock at the times, in the manner, and subject to the conditions provided in this section 4.

               4.2  Capitalized terms used in this section 4 and not defined elsewhere in this Designation shall have the following meanings:

                     (a) The "Applicable Percentage" shall be determined based on the schedule provided below based on the occurrence of the Effective Date as measured in days after the Closing Date; provided, however, that if a Restricted Sale Date occurs within (30) days after the Effective Date or at any time thereafter, the term "Effective Date" in the table below shall be deemed to refer to the date the Holder subsequently has the right to sell Registrable Securities pursuant to an effective Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.


    If the Effective Date is x
    days after the Closing Date     the Applicable Percentage is


    not more than 15 days           	85.0%

    between 16 and 45 days          	82.5%

    between 46 and 75 days          	80.0%

    more than 75 days               	77.5%


                     (b) "Conversion Date" means the earlier of (i) the date on which the holder has delivered to the Corporation the original shares of Series C 6%
                     Convertible Preferred Stock and a facsimile or original of the signed Notice of Conversion (as hereinafter defined) and (ii) the Mandatory Conversion Date (as hereinafter defined).

                     (c)  "Conversion Rate" means for each share of Series C
                     6% Convertible Preferred Stock converted, a number of shares of Common Stock such that the product of the Applicable Percentage multiplied by the number of shares of Common Stock multiplied by the Market Price of such shares of Common Stock on of the Closing Date or the Conversion Date, whichever is lower, equals the Liquidation Preference of such share of Series C 6%
                     Convertible Preferred Stock.

                     (d)  "Effective Date" means the date the Post-Effective
                     Amendment is declared effective by the Securities and Exchange Commission or automatically becomes effective pursuant to applicable rules promulgated under the Securities Act of 1933, as amended.

                     (e) "Closing Date" means the date the Corporation receives payment in full for the respective share of Series C 6% Convertible Preferred Stock.

                     (f) "Market Price" means the average closing bid price of a share of Common Stock, as reported by Bloomberg, L.P. for the five (5) trading days preceding the Conversion Date,

                     (g)  "Post-Effective Amendment" means a Post-Effective
                     Amendment No. 2 to the Registration Statement on Form
                     S-1 filed by the Corporation with the Securities and Exchange Commission, Registration Number 333-59715.
                     (h) "Restricted Sale Date" shall have meaning set forth in the Registration Rights Agreement dated
                     November, 1999, between the Corporation and Arkledun
                     Drive LLC.

                     (i) "Registrable Securities" means the shares of Common Stock issuable upon conversion of the shares of Series C 6% Convertible Preferred Stock, including any shares of Common Stock issuable in lieu of accrued dividends.

               4.3  At any time after the issuance of shares of 1999 Series
               C 6% Convertible Preferred Stock, the holder is entitled, at its option, to convert each share of 1999 Series C 6%
               Convertible Preferred Stock into shares of Common Stock at the Conversion Rate. The minimum number of shares of 1999
               Series C 6% Convertible Preferred Stock the holder may convert is the number of shares of 1999 Series C 6%
               Convertible Preferred Stock having a Liquidation Preference of at least US $10,000 (unless if at the time of such election to convert the aggregate Liquidation Preference of all shares of shares of 1999 Series C 6% Convertible
               Preferred Stock registered to the holder is less than US
               $10,000, then the whole amount thereof).

               4.4 Any accrued but unpaid dividends, whether or not declared, as of the Conversion Date on any share of 1999
               Series C 6% Convertible Preferred Stock converted pursuant to this Section 4 shall be paid at the time of conversion, at the option of the Corporation, (a) in cash or, (b) in the event of a conversion pursuant to Section 4.3, in shares of Common Stock.

               4.5  Each share of the 1999 Series C 6% Convertible Preferred
               Stock shall automatically be converted into shares of Common
               Stock at the Conversion Rate on the date that is two (2) years from the Closing Date (the "Mandatory Conversion
               Date").

               4.6 Any conversion pursuant to Section 4.3 shall be effected by sending to the Corporation, or its attorney, the certificate representing the shares of 1999 Series C 6%
               Convertible Preferred Stock to be converted and a facsimile or original of a signed notice of conversion which evidences the holder's intention to convert the shares or a specified portion thereof ("Notice of Conversion"), accompanied by a proper assignment if the shares of Common Stock are to be issued in a different name. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded down or up, as the case may be, to the nearest whole share. Such Notice of Conversion shall be deemed effective on the Conversion Date. Facsimile delivery of the Notice of Conversion shall be accepted by the Corporation at facsimile number (801) 255-2005; ATTN: Chief Financial Officer, or at any other facsimile number that the Corporation may provide to the holder(s) of the 1999 Series C 6% Convertible
               Preferred Stock subsequent to the Closing Date.

               4.7 Within three (3) business days after receipt of the Notice of Conversion and other documentation referred to above, the Corporation shall deliver a certificate, bearing a restrictive legend if required in the judgment of counsel for the Corporation, for the number of shares of Common Stock issuable upon the conversion. It shall be the Corporation's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the Conversion Date. No payment or adjustment shall be made for accrued and unpaid dividends until the Conversion Date. Upon surrender of certificates representing shares of 1999 Series
               C 6% Convertible Preferred Stock of which only part are to be converted, the Corporation shall issue certificates representing the number of unconverted shares in the name of the original holder. In the event the Corporation does not make delivery of the Common Stock as instructed by the holder, within three (3) business days after the Conversion
               Date, the Corporation shall pay to the holder the late payment fees in the amounts and at the times set forth in
               Section 5(c) of a Securities Purchase Agreement dated as of November ___, 1999 by and between the Corporation and Arkledun Drive LLC.


               4.8 In order to prevent dilution of the rights granted hereunder, the Conversion Rate shall be subject to adjustment from time to time in accordance with this subsection.

                     (a) If any capital reorganization or reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful adequate provisions shall be made whereby the holders of the 1999 Series C 6%
                     Convertible Preferred Stock shall thereafter have the right to acquire and receive on conversion of the 1999
                     Series C 6% Convertible Preferred Stock such shares of stock, securities, or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger, or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received on conversion of the 1999
                     Series C 6% Convertible Preferred Stock immediately before such reorganization, reclassification, consolidation, merger, or sale. In any such case, appropriate provision shall be made with respect to the rights and interests of the holders of the 1999 Series
                     C 6% Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Rate and for the number of shares issuable on conversion of the 1999 Series C 6% Convertible Preferred Stock) shall thereafter be applicable in relation to any shares of stock, securities, or assets thereafter deliverable on the conversion of the 1999 Series C 6% Convertible
                     Preferred Stock. The Corporation will not effect any such consolidation, merger, or sale unless prior to the consummation thereof the successor corporation resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the 1999 Series C 6% Convertible Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire on conversion of 1999
                     Series C 6% Convertible Preferred Stock.

                     (b) No adjustment shall be made in the Conversion Rate or any other rate of conversion for the number of shares of Common Stock issuable on conversion of 1999
                     Series C 6% Convertible Preferred Stock:

                     (i) In connection with the offer and sale of any shares of 1999 Series C 6% Convertible Preferred Stock;

                     (ii) In connection with the issuance of any Common
                     Stock, securities, or assets on conversion of debentures, preferred stock, or other securities convertible to Common Stock, including the conversion of shares of 1999 Series C 6% Convertible Preferred Stock;

                     (iii) In connection with the issuance of any shares of Common Stock, securities, or assets on account of the antidilution provisions set forth in this subsection or similar rights with respect to other securities of the Corporation;

                     (iv) In connection with the purchase or other acquisition by the Corporation of any capital stock, evidence of its indebtedness, or other securities of the Corporation;

                     (v) In connection with the sale or exchange by the Corporation of any Common Stock, evidence of its indebtedness, or other securities of the Corporation, including securities containing the right to subscribe for or purchase Common Stock or preferred stock of the Corporation.

               4.9  The Corporation covenants and agrees that:

                     (a) The shares of Common Stock, securities or assets issuable on any conversion of any shares of 1999 Series
                     C 6% Convertible Preferred Stock shall have been deemed to have been issued to the person on the Conversion
                     Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock, securities or assets.

                     (b) All shares of Common Stock or other securities which may be issued on any conversion of the 1999
                     Series C 6% Convertible Preferred Stock will, on issuance, be fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be required to assure that the par value of the unissued Common Stock or other securities acquirable on any conversion of the 1999
                     Series C 6% Convertible Preferred Stock is at all times sufficient to render the Common Stock issued upon conversion fully paid and non-assessable.

                     (c) The issuance of certificates for Common Stock or other securities on conversion of the 1999 Series C 6%
                     Convertible Preferred Stock shall be made without charge to the registered holder thereof, including any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the 1999 Series C 6% Convertible Preferred Stock and the related issuance or transfer of Common Stock or other securities.

         5.   Additional Provisions.

               5.1 A share of 1999 Series C 6% Convertible Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original power of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the shares of 1999 Series C 6% Convertible
               Preferred Stock so transferred to the person entitled thereto.

               5.2 Any notice required or permitted to be given to the holders of the 1999 Series C 6% Convertible Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first-class mail, postage prepaid, to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.



    IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and
    Preferences of the 1999 Series C 6% Convertible Preferred Stock of the
    Corporation has been executed this ____ day of October, 1999.

                                             ATTEST:    EUROGAS, INC.




                                             By:_________________________________


                                             By:_____________________________________
                                                  Lynn Martin, Secretary
                                                  Hank Blankenstein,
                                                  Vice President and
                                                  Chief Financial Officer


